UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
September 1, 2016

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation) 400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of principal executive offices)	72-1440714 (I.R.S. Employer Identification No.) 70508 (Zip code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On September 1, 2016, PetroQuest Energy, Inc. (the “Company”), and certain of its subsidiaries, entered into a Forbearance Agreement (the “Forbearance Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”) for the lender (the “Lender”), with respect to the Credit Agreement dated as of October 2, 2008 (as previously amended, the “Credit Agreement”). Pursuant to the Forbearance Agreement, the Agent and the Lender agreed to forbear from taking any action with respect to certain specified events of default occurring under the Credit Agreement as a result of the non-payment by the Company of interest with respect to the Company’s 10% Senior Notes due 2017 (the “2017 Notes”) when due and payable on September 1, 2016 under the indenture governing the 2017 Notes.
The Forbearance Agreement is effective from September 1, 2016 until the earlier to occur of (i) October 1, 2016 or (ii) the occurrence of any specified forbearance default, which includes, among other things, the failure to pay interest with respect to the 2017 Notes upon the expiration of the 30 day grace period applicable to such payment of interest.
The foregoing description of the Forbearance Agreement is not complete and is qualified by reference to the complete document, which is attached hereto as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.
Item 8.01 Other Events
As previously disclosed, the Company recently commenced private offers (the “Exchange Offers”) to eligible holders to exchange its outstanding 2017 Notes, issued under an indenture, and its outstanding 10% Second Lien Senior Secured Notes due 2021 (the “2021 Notes” and together with the 2017 Notes, the “Old Notes”), also issued under an indenture, for up to (i) $280.3 million aggregate principal amount of its newly issued 10% Second Lien Senior Secured PIK Notes due 2021 (the “New Notes”), and (ii) assuming that all of the Old Notes are properly tendered to the Company in the Exchange Offers prior to the early tender date, 3,517,000 shares of its common stock, all on the terms and subject to the conditions set forth in a Confidential Information Memorandum and Consent Solicitation Statement. In connection with the Exchange Offers, the Company is soliciting consents (the “Consent Solicitation” and together with the Exchange Offers, the “Exchange Offers and Consent Solicitation”) from holders of the 2021 Notes to certain proposed amendments to the indenture governing the 2021 Notes and the registration rights agreement with respect to the 2021 Notes.

On September 1, 2016, the Company issued a press release announcing its election not to make an interest payment and enter the 30-day grace period with respect to its 10% Senior Notes due 2017. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated by reference in this current report.

If we are unable to consummate the Exchange Offers and Consent Solicitation, we will consider other restructuring alternatives available to us at that time.

If we are unable to consummate the Exchange Offers and Consent Solicitation, we will consider other restructuring alternatives available to us at that time. Those alternatives include seeking alternative financing arrangements to replace our current senior secured bank credit facility, joint ventures, asset sales, exchange offers and a filing under Chapter 11 of the U. S. Bankruptcy Code. Seeking Bankruptcy Court protection could have a material adverse effect on our business, financial condition, results of operations and liquidity. So long as a proceeding related to a Chapter 11 proceeding continues, our senior management would be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on our business operations. Bankruptcy Court protection also might make it more difficult to retain management and other key personnel necessary to the success and growth of our business. In addition, the longer a proceeding related to a Chapter 11 proceeding continues, the more likely it is that our customers and suppliers would lose confidence in our ability to reorganize our businesses successfully and would seek to establish alternative commercial relationships.

Even if the Exchange Offers and Consent Solicitation are successfully consummated, if we are unable to further substantially improve our liquidity position and refinance or restructure our debt, we may seek bankruptcy protection to continue our efforts to improve our business and capital structure.

This filing shall not constitute an offer to buy, nor shall there be any sale of these securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01 Financial Statements and Exhibits.
Exhibit Number            Description of Exhibit

10.1	Forbearance Agreement dated September 1, 2016 by and among PetroQuest Energy, Inc., PetroQuest Energy, L.L.C., TDC Energy, LLC and JP Morgan Chase Bank, N.A.

99.1	Press Release dated September 1, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 1, 2016
PETROQUEST ENERGY, INC.

/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer